EXHIBIT 10.1

EMPLOYMENT AGREEMENT
(Donald M. Labonte)

THIS AGREEMENT made as of the 1st day of July, 2008, by and among Rock of Ages Corporation, a Delaware corporation, with a principal place of business at 560 Graniteville Road, Graniteville, Vermont (the "Company"), and Donald M. Labonte (the Employee"), residing at 53 Boulevard Notre Dame, Stanstead, Quebec J0B 3E2.

FACTUAL BACKGROUND:

A.	The Company has employed Employee in various positions for many years and now wishes to employ Employee as its President and Chief Executive Officer, with responsibilities as determined by the Board to oversee and direct the operations and affairs of the Company subject to the supervision, direction and control of the Board of Directors of the Company or its designee (the "Position") and Employee wishes to accept such employment subject to the terms and conditions of this Agreement.

B.	The Company and its direct and indirect subsidiaries, successors and assigns (herein referred to as the ROAC Corporate Group) quarry dimension stone for architectural and memorial use, and manufacture, sell and otherwise deal in granite, marble, bronze and other memorials, monuments and other products, perform services related thereto, and market and sell such products and services at wholesale, and, in the case of certain memorials, monuments and mausoleums, directly to the consumer, in the United States and in various foreign countries ("Company's Business") and have accumulated valuable and confidential information including trade secrets and know-how relating to technology, manufacturing procedures, formulas, machines, marketing plans, sources of supply, business strategies and other business records.

C.

 The agreement by Employee to enter into the covenants contained herein is a condition precedent to the employment of Employee by the Company in the Position.  Employee hereby acknowledges said covenants and acknowledges that his execution of this Agreement are express conditions of his employment in the Position; and that said covenants are given as material consideration for such employment and the other benefits conferred upon him by this Agreement.

D.	As used herein, the term "Company" shall refer to the Company and, where applicable, to any member of the ROAC Corporate Group for which Employee may from time to time be performing services under this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the employment provided hereunder, and other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT. Company agrees to employ Employee, and Employee accepts employment in the Position, reporting to the Board of Directors (the "Board") or, in the Board's sole discretion, to a designee thereof as may be designated by the Board from time to time, all upon the terms and conditions hereinafter set forth.

2.	DUTIES AND POLICIES.

	(a)	DUTIES. The Employee agrees to devote his full time and best efforts to his employment duties in the Position during the Term (as hereinafter defined).

	(b)	POLICIES. Employee agrees to abide by the policies, rules, regulations or usages applicable to him as established by Company and the ROAC Corporate Group from time to time and provided to Employee in writing (collectively, the Company's "Policies").

	(c)	COMPANY LOCATIONS. Employee shall be primarily assigned to the Company's Stanstead, QC Canada office as well at its office in Graniteville, Vermont, but the Employee must be available for regular travel, meetings and temporary functions at other Company and ROAC Corporate Group locations and offices and lender and investor locations as may be required to fulfill the duties and responsibilities of the Position. Employee is currently a Canadian citizen and will continue to be considered an employee of and paid by the Company's wholly-owned subsidiary, Rock of Ages Canada, Inc. ("ROA Canada"). The Company and Employee each acknowledge that the Employee may, voluntarily during the term of this Agreement, establish domicile in the state of Vermont, U.S.A.

	(d)	INDEMNIFICATION. As an executive officer of the Company, the Employee will be covered by the Company's director and officer liability insurance, as in effect from time to time, and shall be entitled to indemnification in accordance with the Company's bylaws and as permitted by Delaware General Corporation Law.

3.	TERM. The term of Employee's employment hereunder shall be five (5) years, beginning on the date first above written (the "Commencement Date"), unless extended or sooner terminated as hereinafter provided (the "Term"). Commencing within the 12 months prior to the expiration of this agreement, the Company and the Employee will engage in a good faith effort to negotiate the terms of a new employment agreement or an extension of this agreement in form and substance acceptable to each of the parties. If the parties do not enter into a new employment agreement or an extension of this agreement, and this agreement expires, then the Employee may elect to continue in the Company's employment without a new agreement and as an employee-at-will, or, in his discretion, elect to terminate his employment with the Company. If the Employee elects to terminate his employment with the Company during the 12 month period following expiration of this agreement, or if the Company elects to terminate Employee's employment without cause during any period of employment after expiration of this agreement, the Employee shall be entitled to the Severance Payment and Benefits provided in section 7(b) hereof

4.

COMPENSATION.  For all services to be rendered by Employee in any capacity hereunder as may be determined by the Board from time to time in its sole discretion, the Company shall pay Employee the following:

	(a)	SALARY. The Company, through ROA Canada, shall pay Employee an annual salary of Two Hundred Seventy Thousand Canadian Dollars ($270,000 CDN), less withholding and other taxes required by federal and provincial law (the "Annual Base Salary"), payable in equal monthly installments. Employee shall be eligible to receive increases in his Annual Base Salary pursuant to periodic salary reviews by the Board of Directors it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination by the Board of Directors, in its sole discretion, to award salary increases to Employee. The first such salary review shall occur not later than March 1, 2009. The Annual Base Salary shall not be decreased during the Term. Should Employee become a domiciliary of the United States, then, in that event, the base pay shall be paid in United States funds.

	(b)	BONUS. Employee may also be awarded a bonus or bonuses from time to time during the Term in such amounts, if any, and at such time, if any, as the Board of Directors may determine, in its sole discretion. Employee shall be entitled to participate in any annual performance bonus program for officers with bonus amounts and performance criteria to achieve the bonus amounts as set and formally approved by the Compensation Committee of the Board of Directors in its sole discretion.

5.	FRINGE BENEFITS. During the term of this Agreement, Employee shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to similarly situated employees of ROA Canada, subject to the terms and conditions of such fringe benefit plans. The Employee's "Initial Fringe Benefits" include those listed on EXHIBIT 5 attached hereto and incorporated herein by reference. The Initial Fringe Benefits may be phased out and terminated and ROA Canada may substitute for the Initial Fringe Benefits such different and/or additional fringe benefits as ROA Canada, from time to time after the date hereof, makes available for its similarly situated employees.

6.	DUPLICATION OF CANADIAN AND U.S. FRINGE BENEFITS. The Employee acknowledges and agrees that unless and until he establishes domicile in the United States, he remains for all purposes, including, but not limited to, eligibility for fringe benefits and employee benefit programs, an employee of ROA Canada, and, as an employee of Rock of Ages Canada, Inc. and as a Canadian citizen, the Employee may not equitably claim or be entitled to or eligible for any benefits arising under the laws of the United States or the State of Vermont, whether or not qualified under the Employee Retirement Income Security Act of 1976 ("ERISA") from or sponsored by Rock of Ages Corporation or any of its United States subsidiaries, and the Employee hereby knowingly and voluntarily waives any rights or claims that he may have to such benefits or any duplication thereof.

If, during the term of this agreement, the Employee establishes domicile in the United States, then and in that event, his entitlement to benefits available under the laws of the United States and the State of Vermont shall be handled in compliance with such laws and in accordance with the Company's policies and practices for its United States-based senior officers; provided, however, that to the extent permitted by applicable law, the Company shall not be obligated to provide benefits to the Employee which are duplicative of benefits paid to him as a Canadian citizen or employee. Any waiver herein of any such entitlement to benefits which as a matter of law cannot be waived shall not be interpreted in a manner so as to create of violation of United States or Vermont law, but rather to avoid the inequitable duplication of benefits. To the extent such duplication occurs, the Company shall be entitled to an equitable credit or setoff in an amount equal to the amount of such duplication.

7.	TERMINATION.

(a) TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY. This Agreement and Employee's employment hereunder will terminate automatically upon the date of Employee's Death or Total Disability. Employee shall be deemed to have incurred a Total Disability:

(i) if Company maintains a long term disability policy in effect for the benefit of Employee, on the date when the Employee shall have received total disability benefits under said policy for a period of six (6) months;

(ii) if no such long term disability insurance policy is in effect on the date when Employee suffers from a physical or mental disability of such magnitude and effect that Employee is unable to perform the essential functions of Employee's assigned Position notwithstanding reasonable accommodation and such disability continues during a period of twelve (12) continuous or noncontiguous months within the eighteen (18) month period beginning on the first day of the month in which the first day of disability occurs;

(iii) if Employee illegally uses drugs and, as a result, performance of Employee's duties and/or employment with Company is in any way impaired; or

(iv) on the date when Employee receives more than twelve (12) weeks of payments under the Social Security Act (or its Canadian equivalent) because it is determined by the Social Security Administration (or its Canadian equivalent) that Employee is totally disabled.

Total Disability as set forth in subsections (ii) or (iii) above shall be deemed to have occurred upon the written certification to Company thereof by Employee's personal physician, which certification may be requested in writing by Company. If Employee does not have a personal physician or refuses to consult with his personal physician, Company may select a licensed physician, board-certified in internal medicine or family practice, at its cost, to examine Employee, which physician shall, for purposes hereof, be deemed to be the Company's physician; provided, that if Employee refuses to be examined by the Company's physician within thirty (30) days after the physician's appointment by Company, then Employee may, at the Company's discretion, be conclusively presumed to have become Totally Disabled as of the close of such thirty (30) day period. If Employee has been examined by, and disagrees with the opinion of Company's physician, then Employee may select a second licensed, board-certified physician, at Employee's cost, to examine Employee. If said two (2) physicians disagree as to whether Employee is Totally Disabled, then the personal physician and the Company shall then select a third licensed, board-certified physician, with the cost of this third physician to be split between Company and Employee, to examine Employee. Upon examination of Employee by the three (3) physicians, each physician shall render an opinion with respect to the condition of Employee in regards to Employee's Total Disability, and the opinion of a majority of the physicians shall be binding upon all parties.

(b)	TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Employee's employment without cause and by giving Employee thirty (30) days prior written notice. Except as provided in section 3 hereof, in the event of termination or notice of termination by Company without cause, Employee will be entitled to the following, subject to Section 23 hereof: (1) a sum equal to twelve (12) months of his then current Annual Base Salary, payable in twelve (12) equal monthly installments (less applicable withholdings), with the first such installment being due on the 15th day of the month following the date of such termination and subsequent payments being made on the same day of each of the following months; (2) earned but unpaid bonus (if any) for the year in which this Agreement is terminated, prorated to date of termination and payable when such bonuses are normally paid; and (3) continuation of ROA Canada's extended health care coverage (or, if Employee is domiciled in the United States, continuation of applicable health care coverage) at active employee contribution rates for a period of 1 year following the date of termination of this Agreement (collectively, the "Severance Payments and Benefits"). The Company's obligation to pay the Severance Payments and Benefits under this Section 7 shall be subject to the execution and non-revocation of a general release in favor of the Company, and any such payments shall be made in lieu of (and not in addition to) any severance or other termination benefits that might be due the Employee pursuant to Quebec provincial or Canadian federal law.

(c)	TERMINATION BY THE COMPANY FOR CAUSE. Termination of Employee by the Company for (1) embezzlement or other theft of corporate property; (2) a material breach of Section 8 or 11 of this Agreement by Employee while employed by the Company; (3) drug, alcohol or other substance abuse; (4) sexual harassment, battery or other criminally actionable offense by Employee against an employee or customer of the Company; (5) Employee's conviction of any felony or indictable offence while employed by the Company; or (6) gross neglect or malfeasance in the performance of his duties, The Company may terminate this Agreement and Employee's employment hereunder for cause by giving the Employee written notice of such termination, and such termination shall be effective immediately upon the giving of such notice. In the event of a termination by the Company for cause Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this Agreement (including the Severance Payments and Benefits) except (i) Annual Base Salary through the date of termination; (ii) any vested benefits under the then current employee benefit plans in which the Employee participates; (iii) accrued but unused vacation; and (iv) any benefit continuation or conversion rights under the then current employee benefit plans in which the Employee participates.

(d)	VOLUNTARY RESIGNATION BY EMPLOYEE. Employee may resign from employment at any time for any reason by giving sixty (60) days written notice to Company of such intention. In such event, Company may, in its discretion, permit Employee to work through the notice period or accept Employee's immediate resignation. In the event of a voluntary resignation or other termination by the Employee, Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this Agreement (including the Severance Payments and Benefits) except (i) Annual Base Salary through the date of termination; (ii) accrued but unused vacation; and (iii) any benefit continuation or conversion rights under the then current employee benefit plans in which the Employee participates.

(e)	TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. If Employee's employment hereunder is terminated by the Company (other than a termination due to Employee's death, Disability or for cause) within 12 months after a Change in Control, the Company shall pay to the Employee a lump sum in cash within 15 days after the date of termination equal to one times the then current Annual Base Salary, plus the benefits referenced in section 7(b) (2) and (3). Any outstanding options granted to Employee pursuant to the Company's 2005 Stock Plan (or any successor plan) shall fully vest and become immediately exercisable.

For the purposes of this Agreement, a "Change in Control" shall mean:

(i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) after the date of this Agreement of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (1) Any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company; (4) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of paragraph (ii) below; or (5) any acquisition by Kurt M. Swenson or his siblings, any Permitted Transferee (as defined in the Company's Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement) of Kurt M. Swenson or his siblings, any Person controlled by any such Person(s) or any group of which any such Person is a member (any of the Persons described in this clause 5 being referred to as an "Excluded Person"); or

(ii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, other than with or to an Excluded Person (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination and (B) no Person (excluding any Excluded Person, any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation or other business entity resulting from such Business Combination.

8.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment, he has and will become fully familiar with all aspects of Company's Business and the ROAC Corporate Group's businesses, and will obtain access to confidential and proprietary information relating to such businesses ("Information"). Employee understands, agrees and covenants that such Information is valuable and Employee has no property interest in it. Therefore, Employee covenants and agrees that during his employment with Company and thereafter, Employee will not use, disclose, communicate or divulge such information to any person not employed by Company and the ROAC Corporate Group, or use such information except as may be necessary to perform his duties as an Employee under this Agreement. Employee's obligations in this section shall survive the expiration of the Term and/or termination of Employee's employment under this Agreement for any reason whatsoever.

For the purposes of this agreement, "Information" means information or any item of knowledge owned, acquired or developed by the Company, not generally known in the relevant trade or industry, the use or possession of which confers competitive advantage over those that do not use or possess it, including without limitation, confidential information about the Company's products, processes, operations, computer programs, marketing, business plans, customer lists, supplier lists, formulae, materials, plans, devices, research and methods of doing business. Information shall not include material that the Employee can show by reasonable proof: That such Information, in its disclosed combination(s), is in the public domain through no fault of the Employee;

that such Information is contained in a written record in the Employee's files prior to the date of its receipt from the Company; or that the Information is disclosed by the Company to others on an unrestricted basis.

9.	NON-SOLICITATION OF EMPLOYEES, CLIENTS AND CUSTOMERS. During the Term and for the period of Employee's non-competition covenant set forth in Section 11 hereof, following the termination of this Agreement, Employee agrees not to, on Employee's own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of Company or the ROAC Corporate Group to reduce the level of or to stop doing business with or to leave any of the said companies for any reason whatsoever or to hire any of said companies' employees.

10.	RETURN OF PROPERTY. Upon termination or non-renewal of this Agreement for any reason, Employee agrees to immediately return all Company and ROAC Corporate Group property, whether confidential or not, without keeping copies or excerpts thereof, including, but not limited to, computers, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, automobiles, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information. Employee's obligations in this section shall survive the expiration of the Term and/or termination of his employment under this Agreement for any reason whatsoever.

11.	NON-COMPETITION COVENANT BY EMPLOYEE. Company and Employee agree that the Company and the ROAC Corporate Group are currently engaged in the business of quarrying and selling dimension stone blocks for architectural use worldwide, and for memorial use in North America (the "Quarrying Business"); and manufacturing, lettering, setting, marketing and selling at need and pre-need granite, bronze and other memorials, mausoleums and monuments and related products and services at wholesale and in certain cases, directly to the retail customer (the "Memorial Business") (the Quarrying Business and the Memorial Business are herein collectively referred to as the "Restricted Business") and Company is, or during the Term intends to be, engaged in the Restricted Business worldwide in the case of the Quarrying Business, and in North America in the case of the Memorials Business, as of the date of this Agreement and has hereby promoted the Employee to help expand and grow the Restricted Business. Therefore, the restricted territory shall include the entire world in the case of the Quarrying Business, and all of North America in the case of the Memorials Business (collectively the "Restricted Territories"). Accordingly, as a material and essential inducement to Company to promote the Employee and in consideration of Company's agreements with the Employee under this Agreement, Employee agrees that during the Term of this Agreement and, if this Agreement is terminated for any reason, lapses, is not renewed for any reason, or Employee is not employed (with or without a written contract) by Company after the end of the Term hereof for any reason, then, in any such case, during any period in which the Employee is receiving payments pursuant to sections 4 or 7 hereof from the Company, or for a period equal to one (1) year after the termination of Employee's employment (whichever is longer), Employee will not, in the Restricted Territories, directly or indirectly, in any manner whatsoever:

(a)	compete with Company, its successors and assigns, or the ROAC Corporate Group, its successors and assigns, in the Restricted Business, in the Restricted Territories;

(b)	engage in the Restricted Business, except as an employee of Company or the ROAC Corporate Group, in the Restricted Territories;

(c)	have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly traded) any business entity which engages, directly or indirectly, in the Restricted Business except for any ownership interest owned by Employee in the Company or in any member of the ROAC Corporate Group;

(d)	contract, subcontract, work for, solicit work from, solicit Company or ROAC Corporate Group employees for, or solicit customers for, advise or become affiliated with, any business entity which engages in the Restricted Business in the Restricted Territories except as an employee of Company or of the ROAC Corporate Group; or

(e)	lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territories.

The term "compete" as used in this Section 11 means engage in competition, directly or indirectly, either as an employee, officer, director, owner, agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership form or other capacity.

While the restrictions as set forth herein and in Sections 8, 9 and 11 are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of Company and the ROAC Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company and the ROAC Corporate Group the maximum amount of protection contemplated thereby.

Employee represents that he has carefully reviewed his restrictive non-competition covenant set forth in this Section 11 and the non-disclosure covenant in Section 8 and the non-solicitation covenant in Section 9 and has determined that these covenants will not impose undue hardship, financial or otherwise, on him; that the Restrictive Territories and duration will not impose a hardship on Employee; that they protect Company's and the ROAC Corporate Group's legitimate interests in their investment in Employee and in their goodwill of the Restricted Business; and that in Employee's opinion his not being able to compete in the Restricted Territories for the duration of his covenants will not be injurious to the public interest.

Employee agrees that his breach of the covenants in Sections 8, 9, 10 and 11 will cause irreparable harm to Company and the ROAC Corporate Group and that the Company shall therefore be entitled to injunctive relief in the event of any breach or threatened breach thereof, without the necessity of proving damages or posting a bond.

12.	LOYALTY. Employee shall devote his full time and best efforts to the Position and the performance of his employment under this Agreement. During the Term, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other professional or active business to any extent whatsoever, except on or pursuant to the terms of this Agreement, or with the prior written consent of Company. Employee agrees that he will not, while this Agreement is in effect, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, Company and its business or the ROAC Corporate Group and its businesses.

13.	GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

14.

HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

15.	SEVERABILITY AND VIOLATION OF LAWS. If any provision of this Agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, and such remaining provisions shall continue in full force and effect.

16.

SPECIFIC PERFORMANCE. The Employee hereby agrees and stipulates that it would be impossible to measure in monetary terms the damages which would be suffered by Company in the event of any breach by Employee of Sections 8, 9, 10, 11 and 12 of this Agreement. Therefore, if the Company shall institute any action in equity to enforce such sections of this Agreement, the Employee hereby waives any claim or defense that the Company has an adequate remedy at law, and the Employee agrees that the Company is entitled to specific performance of such terms of the Agreement.

17.	NOTICES. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, (iii) on the first day following delivery to a nationally recognized United States overnight courier services for next business day delivery with fee prepaid, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three (3) days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this section.

FOR THE COMPANY:

Mr. Kurt M. Swenson Chairman of the Board 369 North State Street Concord, NH 03301 Telephone: (603) 225-8397 Telecopy: (603) 225-4801

FOR THE EMPLOYEE:

Mr. Donald Labonte 53 Boulevard Notre Dame Stanstead, QC J0B 3E2

18.

ASSIGNMENT. The rights and obligations of Company together with its obligations and all of Employee's covenants and agreements hereunder may be assigned by Company to any parent, subsidiary or other affiliate of the Company by operation of law or by contractual assignment; provided, however, that the Company shall continue to guarantee the obligations, agreements, duties and covenants hereunder. The rights and obligations of Employee under this Agreement are not assignable.

19.

COMPLETE AND ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

20.	AMENDMENTS. This Agreement may be amended, or any provision of the Agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

21.

SURVIVAL.  Sections 7(b) and (e), 8, 9, 10, 11, 12, 13, 15, 16, 17, 21, 22 and 23 shall survive expiration of the Term of this Agreement and/or termination of Employee's employment under this Agreement.

22.	ARBITRATION. The parties agree to submit any claim, action, grievance or controversy (the "Grievance") arising under or out of this Agreement to final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. A request for arbitration must be filed with the American Arbitration Association within six (6) months after the grieving party knew or had reason to know of the events giving rise to the Grievance, and a copy of the arbitration request must be served upon the other party in accordance with Section 17. The decision of the arbitrator on any Grievance submitted under this Section 22 will be final and binding on the parties and enforceable in any court of competent jurisdiction.

The cost of the arbitrator and arbitration proceedings shall be borne equally by the parties, and the arbitration shall be conducted in Burlington, Vermont. The parties agree that the arbitrator shall have no authority to add to, subtract from or modify in any way, the terms or provisions of this Agreement.

23.	409A COMPLIANCE. It is the intention of the Company and Employee that this Agreement not result in unfavorable tax consequences to Employee under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance promulgated thereunder. Notwithstanding anything to the contrary herein, if Employee is a "specified employee" (within the meaning of Section 409A (a) (2) (B) (i) of the Code), any amounts (or benefits) otherwise payable to or in respect of him pursuant to Section 7(b) or Section 7(c) of this Agreement shall be delayed until the earliest date permitted by Section 409A(a)(2) of the Code. The Company and Employee agree to cooperate in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the date first written above.

ROCK OF AGES CORPORATION

_____________________________	By:/s/Kurt M. Swenson_____________________________
Witness	Kurt M. Swenson
Chairman of the Board of Directors

_____________________________	By:/s/Donald M. Labonte____________________________
Witness	Donald M. Labonte
President & CEO

August 26, 2008
Date:

ACKNOWLEDGMENT OF ARBITRATION

I understand that this agreement contains an agreement to arbitrate. After signing this document, I understand that I will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement, unless it involves a question of constitutional or civil rights. Instead, I agree to submit any such dispute to an impartial arbitrator.

/s/Donald M. Labonte_____________________________
Donald M. Labonte, President & CEO

[SIGNATURE PAGE TO LABONTE EMPLOYMENT AGREEMENT]

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EXHIBIT 5
To Employment Agreement of Donald Labonte

INITIAL FRINGE BENEFITS: The following is a list of the fringe benefits provided to the Employee. These benefits may be phased out and terminated and the Company or ROA Canada may substitute for the Initial Fringe Benefits such different and/or additional fringe benefits as ROA Canada from time to time, after the date hereof, makes available for ROA Canada's similarly situated employees.

LIFE INSURANCE. As in effect for ROA Canada employees (see Plan for details) plus an existing policy on the life of the Employee for $1,000,000 payable to the Employees beneficiaries.

MEDICAL INSURANCE. As in effect for ROA Canada employees.

VACATION. Five (5) weeks or such greater amount as is determined by you to be reasonably necessary and is approved by the Chairman of the Board or Board of Directors.

HOLIDAYS. 11 annually.

SICK LEAVE. Up to 4 days paid time off per year for the illness or injury of the employee only.

LONG TERM DISABILITY. As in effect for ROA Canada employees.

PENSION. As in effect for ROA Canada employees.

SUPPLEMENTAL RETIREMENT PLAN. The Retirement Compensation Arrangement dated effective as of January 1, 2007 that is currently in place for Employee and sponsored by ROA Canada.

CAR. Company car provided by purchase or lease as approved by the Chairman of the Board or the Board of Directors. All gas, maintenance, insurance and repairs paid by Company. Company follows actual IRS and Revenue Canada audit and other instructions regarding treatment of personal use of car.

BUSINESS EXPENSES. All ordinary and necessary business expenses are reimbursed in full by the Company or ROA Canada based on submission of expense reimbursement forms to the Chief Financial Officer.

CELL PHONE. A cell phone or Blackberry (or similar device) will be provided by and all usage charges paid by the Company or ROA Canada.

AIR TRAVEL. Frequent flyer miles earned are retained by the Employee. Employees are expected to fly economy class for domestic flights and personally pay for additional charges for, or upgrades to, first class or business class. International flights are by business class. Exceptions to this policy may be approved by the Chief Executive Officer for special situations.